Exhibit 11

                       JAMES RIVER CORPORATION
                             of Virginia

                COMPUTATION OF EARNINGS PER SHARE (a)
             For the Three Years Ended December 31, 1995
                (in millions, except per share data)

                                              Year Ended
                                        December   December   December
PRIMARY                                 31, 1995   25, 1994   26, 1993

Net income (loss)                         $126.4     $(13.0)      $(.3)

Less preferred stock dividend
   requirements (b)                        (58.5)     (45.8)     (32.8)

Net income (loss), as adjusted for
   the primary calculation                 $67.9     $(58.8)    $(33.1)

Weighted average number of common
   shares and common share
   equivalents:

Common shares outstanding                   83.0       81.7       81.6

Issuable upon exercise of out-
   standing stock options and
   pursuant to a deferred stock
   award plan                                3.7

Less assumed acquisition of
    common shares, using proceeds
    from stock options and a defer-
    red stock award plan, under the
    treasury stock method                   (2.6)

                                            84.1       81.7       81.6

Primary income (loss) per share             $.81      $(.72)     $(.40)



  (a) See Note 1 of Notes to Consolidated Financial Statements in the 1995 Annual Report.

  (b) See Note 13 of Notes to Consolidated Financial Statements in the 1995 Annual Report.

                            				   E-6

Exhibit 11 (Continued)

                       JAMES RIVER CORPORATION
                             of Virginia

                COMPUTATION OF EARNINGS PER SHARE (a)
             For the Three Years Ended December 31, 1995
                (in millions, except per share data)

                                                  Year Ended
                                        December   December   December
FULLY DILUTED                           31, 1995   25, 1994   26, 1993

Net income (loss)                         $126.4     $(13.0)      $(.3)

Less preferred stock dividend
   requirements (b)                        (58.5)     (45.8)     (32.8)

Net income (loss), as adjusted for
   the fully diluted calculation           $67.9     $(58.8)    $(33.1)

Weighted average number of common
   shares and common share
   equivalents:

Common shares outstanding                   83.0       81.7       81.6

Issuable upon exercise of out-
   standing stock options and
   pursuant to a deferred stock
   award plan                                3.8

Less assumed acquisition of
    common shares, using proceeds
    from stock options and a defer-
    red stock award plan, under the
    treasury stock method                   (2.7)

                                            84.1       81.7       81.6

Fully diluted income (loss) per share       $.81      $(.72)     $(.40)




(a) See Note 1 of Notes to Consolidated Financial Statements in the 1995 Annual Report.

(b) See Note 13 of Notes to Consolidated Financial Statements in the 1995 Annual Report.